Exhibit 23

                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 33-44826, 33-57533 and 33-63097); the Registration Statements on Form S-8
(Nos. 2-91958; 2-73761; 2-80406; 33-45279; 33-48883 and 33-60695) and
the Post-Effective Amendments No. 1 on Form S-8 to Registration
Statements on Form S-4 (Nos. 33-43125; 33-55145; 33-63351; 33-62069
and 33-62208) of NationsBank Corporation of our report dated January 12, 1996, which appears on page 46 of the 1995 Annual Report to Shareholders of NationsBank Corporation, which is incorporated by reference in the NationsBank Corporation Annual Report on Form 10-K for the year ended December 31, 1995.

PRICE WATERHOUSE LLP

Charlotte, North Carolina
March 29, 1996